 Exhibit 107

Calculation of Filing Fee Tables

S-1
(Form Type)

Treasure Global Inc
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common stock, $0.00001 par value per share	457(g)	—	—	$2,000,000		0.00014760	$295.20
Fees to be Paid	Equity	Series A-1 Warrants accompanying the common stock or pre-funded warrants(2)	457(g)	—	—	—	(3)	—	—
Fees to be Paid	Equity	Series A-2 Warrants accompanying the common stock or pre-funded warrants(4)	457(g)	—	—	—	(3)	—	—
Fees to be Paid	Equity	Pre-Funded Warrants(5)	457(g)	—	—	—	(3)	—	—
Fees to be Paid	Equity	Common stock underlying the Pre-Funded Warrants(6)	457(g)	—	—	—	(3)(6)	—	—
Fees to be Paid	Equity	Common stock underlying the Series A-1 Warrants	457(g)	—	—	$2,000,000		$0.00014760	$295.20
Fees to be Paid	Equity	Common stock underlying the Series A-2 Warrants	457(g)	—	—	$2,000,000		$0.00014760	$295.20
Fees to be Paid	Equity	Common stock underlying the Placement Agent Warrants(7)	457(g)	—	—	$175,000		$0.00014760	$25.83
Fees Previously Paid	—	—	—	—	—	—		—	$—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—		—	—	—	—	—	—
Total Offering Amounts						$6,175,000			$911.43
Total Fees Previously Paid									—
Total Fee Offset									—
Net Fee Due									$911.43

(1)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)	The Series A-1 Warrants are exercisable at a price per share equal to 100% of the share offering price.

(3)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(4)	The Series A-2 warrants are exercisable at a price per share equal to 100% of the share offering price.

(5)	The Pre-Funded Warrants are exercisable at an exercise price of $0.0001 per share.

(6)

The proposed maximum aggregate offering price of the shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the sum of the offering price and the exercise price of any Pre-Funded Warrants offered and sold in the offering, and the proposed maximum aggregate offering price of the Pre-Funded Warrants to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any shares sold in the offering. Accordingly, the proposed maximum aggregate offering price of the shares and Pre-Funded Warrants (including the shares of common stock issuable upon exercise of the Pre-funded Warrants), if any, is $2,000,000.

(7)	The Placement Agent Warrants are exercisable at a price per share equal to 125% of the share offering price.